Exhibit 14.1
Code of Conduct for Senior Financial Officers

NORTHFIELD BANCORP, INC.
CODE OF CONDUCT AND ETHICS FOR SENIOR FINANCIAL OFFICERS

A.	INTRODUCTION
This “Code of Conduct and Ethics for Senior Financial Officers” (“Code”) was approved and adopted by the Board of Directors of Northfield Bancorp, Inc. (the “Company”). Its purpose is to ensure that the Company’s Senior Financial Officers are committed to the highest standards of integrity and professionalism when conducting and reporting the financial affairs of the Company. This Code, the text of which is posted on the Company’s Internet Web site at www.enorthfield.com, supplements the Company’s corporate-wide Code of Conduct and Ethics for Employees, Officers, and Directors.
For the purposes of this Code, the term “Senior Financial Officer” includes each of the following officers of the Company:
•	Chief Executive Officer

•	Chief Financial Officer

•	Controller

•	Any other person performing such functions

B.	STANDARDS OF CONDUCT
Each Senior Financial Officer of the Company shall be bound by the following standards of integrity and professionalism when conducting and reporting the Company’s financial affairs:
•	Honest and Ethical Conduct
Each Senior Financial Officer shall engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between his or her personal and professional relationships.
•	Full, Fair, Accurate, Timely and Understandable Disclosure
Each Senior Financial Officer shall, to the best of their knowledge and ability, promote full, fair, accurate, timely, and understandable disclosures in reports and documents that the Company files with or submits to the Securities and Exchange Commission (“SEC”), to other regulatory agencies, and in other public communications made by the Company.
•	Compliance with Laws, Rules and Regulations
Each Senior Financial Officer shall, to the best of their knowledge and ability, promote full compliance with applicable governmental laws, rules and regulations.

•	Reporting of Code Violations
Subject to federal law and regulations related to whistleblowers, each Senior Financial Officer should promptly report any known or suspected violation of this Code to the Company’s Audit Committee of the Board using the confidential “whistleblower” procedures established by the Company for reporting questionable accounting or auditing practices or other significant business concerns. Where possible and appropriate, the identity of any person who reports a known or suspected violation of this Code as provided herein will be kept anonymous. The Company prohibits retaliation of any kind against individuals who have a reasonable belief that the information provided relates to a possible ethical violation or other known or suspected illegal conduct that has occurred, is ongoing or is about to occur.
•	Accountability
Each Senior Financial Officer shall be held accountable for adherence to this Code.

C.	AMENDMENTS TO OR WAIVERS OF THIS CODE
Any amendment to or waiver of this Code must be approved by the Company’s Board of Directors. A “waiver of this Code” is defined as a material departure from a provision of this Code. As a general rule, a waiver of this Code will not be approved unless necessary and warranted. The Company will disclose any amendment to or waiver of this Code in the manner required by then-applicable law, rule or listing standard.
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I acknowledge that I have received and will comply with the Code of Conduct and Ethics for Senior Financial Officers. I understand and agree that the Code of Conduct and Ethics for Senior Financial Officers is not an employment contract between the Company or Northfield Bank and me.

/s/ John W. Alexander
Chairman, President and Chief Executive Officer

/s/ Steven M. Klein
Chief Operating Officer and Chief Financial Officer

/s/ William R. Jacobs
Senior Vice President and Controller